Exhibit 4.2

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

INTERNATIONAL MEDICAL STAFFING, INC..

WARRANT TO PURCHASE COMMON STOCK

NUMBER	DATE

This certifies that, for value received, _______________, a ________________ (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from International Medical Staffing, Inc., a Delaware corporation (the “Company”),__________________ (__________) shares of the Company’s Common Stock as set forth below and subject to adjustment provided therein.

1.           HISTORY OF THE WARRANT.  This Warrant is being issued to the Holder ____________________________________________________________________________________________.

2.           DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a)           “Exercise Period” shall mean the period commencing with the date hereof and ending on _____________ ____, 20___.

(b)           “Exercise Price” shall mean $______ per share.

(c)           “Exercise Shares” shall mean the shares of the Company’s Common Stock issuable upon exercise of this Warrant.

3.           EXERCISE OF WARRANT.  The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company as set forth in Section 14, below:

(a)           An executed Notice of Exercise in the form attached hereto;

(b)           Payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c)           This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within three (3) business days after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.           EXERCISE LIMITATION.  Notwithstanding the above, the Holder may not exercise this Warrant if at the time of such exercise the amount of common stock issued for the exercise, when added to other shares of Company common stock owned by the Holder or which can be acquired by Holder upon exercise or conversion of any other instrument, would cause the Holder to own more than nine and nine-tenths percent (9.9%) of the Company’s outstanding common stock.  The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from Holder to the Company.

5.           ADJUSTMENT IN NUMBER OF SHARES.

(a)           Adjustment for Reclassifications.  In case at any time or from time to time after the issue date the holders of the common stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefore, other or additional stock or other securities or property (including cash) by way of stock split, stock dividend, spin-off, reclassification, combination of shares or similar corporate rearrangement, then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 3, shall be entitled to receive the amount of stock and other securities and property which such Holder would hold on the date of such exercise if on the issue date he had been the holder of record of the number of shares of common stock of the Company called for on the face of this Warrant and had thereafter, during the period from the issue date, to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period.  In the event of any such adjustment, the Exercise Price shall be adjusted to equal (A) the Exercise Price in effect multiplied by the number of shares of common stock into which this Warrant is exercisable immediately prior to the adjustment, divided by (B) the number of shares of common stock into which this Warrant is exercisable immediately after such adjustment.

6.           COVENANTS OF THE COMPANY.

(a)           Covenants as to Exercise Shares.  The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the Exercise Period the number of authorized but unissued shares of the Company’s Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b)           No Impairment.  Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

(c)           Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall provide to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

7.           FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

8.           NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9.           CASHLESS EXERCISE.  In lieu of delivering the Exercise Price in Cash, Holder, at his option, may instruct the Company to retain, in payment of the Exercise Price, a number of the shares of Common Stock (the “Payment Shares”) equal to the quotient of the aggregate Exercise Price of the Warrants then being exercised divided by the Market Price of such Payment Shares as of the date of exercise, and to deduct the number of Payment Shares from the shares of Common Stock to be delivered to such holder.  For purposes of this Warrant, Market Price shall mean the closing bid price of the Company’s common stock on the trading day immediately before the exercise date.

10.           REGISTRATION RIGHTS.  If the Company at any time proposes to register any of its securities under the Act, including under an S-1 Registration Statement or otherwise, it will each such time give written notice to all holders of outstanding warrants of its intention so to do.  Upon the written request of a holder or holders of any such warrants given within thirty (30) days after receipt of any such notice, the Company will use its best efforts to cause all shares underlying the exercise of such warrants to be registered under the Act (with the securities which the Company at the time propose to register); provided, however, that the Company may, as a condition precedent to its effective such registration, require each Holder to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such Holder will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding ninety (90) days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement.  All expenses incurred by the Company in complying with this section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

11.           TRANSFER OF WARRANT. This Warrant and all rights hereunder are transferable by the Holder.

12.           LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

13.           WAIVER AND AMENDMENT.  Any term of this Warrant may be amended or waived only with the written consent of the Holder.

14.           NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the address of record for the Company and the Holder.

15.           GOVERNING LAW; VENUE. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Georgia.  The parties agree that any action brought to enforce the terms of this Warrant will be brought in the appropriate federal or state court having jurisdiction over Chatham County, Georgia, United States of America.

16.           ATTORNEYS’ FEES.  Should either party commence any legal action or proceeding in order to enforce or interpret this Warrant or any term or provision hereof, then in addition to any damages or remedies that may be awarded or granted to the prevailing party therein, the prevailing party shall be entitled to have and recover from the losing party such prevailing party’s reasonable attorneys’ fees and costs incurred in connection therewith.

17.           CURRENCY.  All currency is expressed in U.S. dollars.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of ___________________.

“Company”

International Medical Staffing, Inc.,
a Delaware corporation

By:
Its: President

Acknowledged:

_______________________________
__________________, Holder

NOTICE OF EXERCISE

TO:        International Medical Staffing, Inc.

(1)       ☐ The undersigned hereby elects to purchase _______________ shares of the Common Stock of International Medical Staffing, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant and based on an exercise price of $_________, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

 ☐ The undersigned hereby elects to purchase ________ shares of the common stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 9 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)       Please issue a certificate or certificates representing said shares of the Company’s Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)